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                                                                    EXHIBIT 10.1

                PROMISSORY NOTE, SECURITY AGREEMENT AND PLEDGE

$1,050,000.00                                                     Houston, Texas
                                                               December 29, 1995

     FOR VALUE RECEIVED, NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation ("NATK"), and GAIA TECHNOLOGIES, INC., a Texas corporation ("Sub;" together with NATK, "Maker"), jointly and severally promise to pay to the order of GAIA HOLDINGS, INC., a Delaware corporation ("Payee"), in Houston, Texas, or at such other place in the United States of America as Payee may designate in writing, the aggregate principal sum of ONE MILLION FIFTY THOUSAND AND NO/100 DOLLARS ($1,050,000.00), in lawful money of the United States of America, together with interest on the unpaid principal balance thereof, until the unpaid principal balance shall be paid in full at the per annum rate of interest equal to the lesser of (x) twelve percent (12.00%) or (y) the highest lawful, non-usurious rate of interest then permitted under Texas law; provided, however, that after maturity, whether maturity is brought about by acceleration as described in this Note or otherwise, the rate of interest shall be the highest lawful, non-usurious rate of interest then permitted under Texas law. Interest shall be calculated on the basis of a 360-day year, consisting of 12 months of 30 days each.

     This Note is the "90-Day Note," as defined in that certain Asset Purchase Agreement, dated as of the date of this Note, by and among NATK, Sub, Gaia Holdings, Thor Ventures, L.C., a Texas limited liability company, and Thor Industries, Inc., a Texas corporation (the "Asset Purchase Agreement"). Capitalized terms used herein and not otherwise defined have the meanings given them in the Asset Purchase Agreement.

     1. Accrued and unpaid interest on this Note shall be due and payable on each of January 31, 1996, and February 29, 1996. The entire outstanding and unpaid principal amount of this Note, together with all unpaid interest and other amounts due with respect to this Note, shall be due and payable in full on March 28, 1996. Notwithstanding the foregoing, in the event that after the date hereof, Maker (or either of them) receives cash from the issuance of new shares of its capital stock (whether common or preferred), the sale of treasury shares or the sale of any debt (other than from the sale of any debt security to the extent the proceeds thereof are used to promptly purchase one or more specific, identifiable capital assets) or other equity security of Maker (or either of them), then Maker shall promptly apply an amount equal to 75% of such cash so received and pay such amount to Payee to the extent of any outstanding obligations (including principal, interest or any other amount) on this Note, whether or not the same are then due. Notwithstanding anything in this Note to the contrary, Maker may prepay all or a portion of this Note at any time without premium or penalty.

     2. In the event that any payment hereunder is due on a day other than a business day, such payment shall instead be due and payable on the next succeeding business day. As used herein, the term "business day" means any day other than either a Federal holiday or a day during which state or federally-chartered banks located in Harris County, Texas, are required by law to be closed.

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     3.  To the extent of any partial payment or any partial prepayment hereunder, amounts received shall first be applied to accrued and unpaid interest, and the remainder, if any, shall then be applied to the payment of outstanding principal.

     4. In the event that there is a failure to pay when due any interest or principal hereunder and such failure shall continue unremedied for a period of seven (7) days after receipt of written notice of such failure to pay, then Payee, without the necessity of further demand or presentment, may accelerate and declare in a writing delivered to Maker the entire principal balance of this Note then due and payable, together with any accrued interest thereon, and may exercise any other remedy or remedies then available to it hereunder or under law.

     5. Maker hereby waives presentment for payment, demand, notice of protect, and protest of this Note, as well as all other notices relating to this Note, except as described in the immediately preceding paragraph. Payee shall not by any act of omission or commission be deemed to waive any right or remedy hereunder or under law, except such waiver as shall be in writing and signed by Payee, and then only to the extent specifically set forth therein; a waiver as to one event shall not be a bar to or waiver of any other right or remedy as to a subsequent event.

     6. (a) Sub hereby grants to Payee (sometimes referred to herein as "Secured Party") a first priority security interest in, and a first lien on, and agrees that Secured Party shall have and continue to have a first priority security interest in, and a first lien on, all of the assets of Sub, including without limitation the "Purchased Assets," as such term is defined in the Asset Purchase Agreement, whether currently owned or hereafter acquired (including without limitation all proceeds therefrom) (the "Collateral").

     (b) The security interest and lien granted pursuant to Section 6(a) hereof shall serve to secure all indebtedness, liabilities or other sums owed or to become owing hereunder.

     (c) Maker authorizes the Secured Party to file, in jurisdictions where this authorization will be given effect, any financing statement or other document or instrument of any kind evidencing the security interest and/or lien granted hereunder, and at the request of Secured Party, from time to time, Maker will join the Secured Party in executing one or more of such financing statements and other documents or instruments in form and substance satisfactory to Secured Party.

     (d)  Until all obligations of Maker hereunder are satisfied in full, Maker:
(i) shall keep the Collateral free from any and all superior or equal adverse claims, pledges, mortgages, liens, charges, security interests and encumbrances,
(ii) shall not sell or grant to any other party any ownership or other interest in any of the Collateral, except as expressly permitted by this Note, the Asset Purchase Agreement or the Crosstie Purchase Option Agreement, and (iii) shall not move any equipment constituting any portion of the Collateral to another location without the prior written consent thereto of Secured Party (other than to a location currently owned or leased by Maker, or such other location in Texas as Maker may lease or purchase during the term hereof so long as Maker shall have notified Payee ten (10) days in advance of such other location), which may be granted in the sole and absolute discretion of Secured Party.

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          (iii)  Maker shall immediately notify Secured Party of any transfer, pledge, claim, lien, charge or encumbrance arising in connection with any Collateral about which such party has actual knowledge.

          (iv) Maker will pay in a timely manner all taxes and other amounts due or to become due with respect to the Collateral on or after the date hereof and will pay to Secured Party all expenses and expenditures including reasonable attorney's fees and expenses incurred or paid by the Secured Party in exercising or protecting the interests, rights and remedies of Secured Party hereunder with respect to the Collateral. Maker shall, at Maker's own expense, defend the Secured Party's right, title and interest in and to the Collateral against the claims of any person, firm, corporation or other entity.

          (vi) Maker shall, at its own expense, pay to Secured Party all expenses and expenditures including reasonable attorney's fees and expenses incurred or paid by the Secured Party in exercising or protecting the interests, rights and remedies of Secured Party hereunder with respect to any of the Collateral and shall defend the Secured Party's right, title and interest in and to all of the against the claims of any person, firm, corporation or other entity.

The obligations of each of Sub and NATK in this Note shall be deemed joint and several obligations of Sub and NATK.

     (f) The term "default," as used in this instrument, shall mean and include any of the following: (i) a failure to pay when due any interest (if any) or principal hereunder and such failure shall continue unremedied for a period of seven (7) days after receipt of written notice of such failure to pay, or the failure to pay when due any payment of principal or interest in accordance with the terms hereof, or (ii) the failure of Maker to perform in a timely manner any other obligation or agreement of such party under this instrument, which failure under this clause (ii) shall continue unremedied for a period of fifteen (15) days after receipt of written notice of such failure.

     (g) In addition to any other right or remedy granted hereunder or under law upon the occurrence of a default hereunder, the Secured Party may, upon 15 days' written notice to Maker, but without the necessity of further demand or presentment, exercise with reference to the Collateral any and all of the rights and remedies of a secured party under the laws of the State of Texas applicable to the Collateral and, without limitation, any other right or remedy granted hereunder (all of which rights and remedies shall be cumulative), including without limitation the right and power to forthwith realize upon the Collateral or any part thereof, and may forthwith sell or otherwise dispose of and deliver the Collateral, or any part thereof or interest therein, at a public or private sale or sales, at any location in Harris County, Texas selected by Secured Party, upon such terms and conditions and for such consideration as Secured Party shall deem appropriate (in Secured Party's sole discretion), so long as the same are determined and conducted in a commercially reasonable manner, as such term is defined in and interpreted under the Uniform Commercial Code as in effect in the State of Texas on the date hereof.

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     7.  All notices, requests, demands, waivers and other communications required or permitted to be given under this document shall be in writing and shall be deemed to have been duly given if delivered personally, if mailed (certified or registered mail with postage prepaid) or if sent by telecopier/facsimile as follows (or at such other address or telecopy/facsimile number for a party as shall be specified by like notice):


If to Maker:                          If to any Payee:

     North American Technologies
     Group, Inc./                     Gaia Holdings, Inc.
     Gaia Technologies, Inc.          4710 Bellaire Blvd., Suite 301
     4710 Bellaire Blvd, Suite 301         Bellaire, Texas 77401
     Bellaire, Texas 77401                 Attn:  William T. Aldrich and
     Attn:  Tim B. Tarrillion              Henry W. Sullivan
     Telecopy/Facsimile No:           Telecopy/Facsimile No:
          (713) 662-3728                   (713) 661-1677

                                           with a copy to:
                                           Jeff Horowitz
                                           Crain, Caton & James
                                           909 Fannin, Suite 3300
                                           Two Houston Center
                                           Houston, Texas 77010
                                           Telecopy/Facsimile No:
                                                  (713) 658-1921

                                           and with a copy to:

                                           J. Denny Bartell
                                           808 Travis, Suite 1001
                                           Houston, Texas 77002

     8. The Payee and Maker intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained herein or in the Asset Purchase Agreement or in any other document executed and delivered pursuant thereto shall ever be construed to provide for such interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. The holder of this Note expressly disavow any intent to charge or collect excessive unearned interest in the event the maturity of this Note is accelerated for any reason (whether by action of an holder, any prepayments hereafter agreed to, the provisions of Paragraph 1 hereof or otherwise), and if any such acceleration or other event occurs, and, as a result thereof, any amounts held to constitute interest are determined to exceed any applicable legal limit, then such excess amounts shall, without penalty, be applied to reduce the amounts otherwise owing under this Note or otherwise returned to the Maker. Neither the Maker nor any present or future endorsers, sureties, guarantors or other persons hereafter becoming liable for payment of any obligations hereunder, under the Asset Purchase Agreement or any other

                               Page 4 of 5 pages
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document executed and delivered pursuant to the Asset Purchase Agreement shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Paragraph 8 shall control over all other provisions herein or in the Asset Purchase Agreement which may be in conflict or apparent conflict herewith.

     9. This instrument and the rights and obligations hereunder shall terminate upon the satisfaction in full of all obligations of Maker hereunder, and upon such termination, Secured Party agrees to execute, at the expense of Maker, such reasonable instruments to release its rights in and to the Collateral as Maker may reasonably request.

     10. THIS NOTE SHALL BE CONSTRUED, INTERPRETED, AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. This Note may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Note effective as of the date first above written.

                              "MAKER"
                              NORTH AMERICAN
                              TECHNOLOGIES GROUP, INC.

                              By: /s/ Tim B. Tarrillion
                                 Tim B. Tarrillion
                                 President and Chief Executive Officer


                              GAIA TECHNOLOGIES, INC.

                              By: /s/ Tim B. Tarrillion
                                 Tim B. Tarrillion
                                 President


                              "PAYEE"

                              GAIA HOLDINGS, INC.

                              By: /s/ Henry Sullivan
                                 Name: Henry Sullivan
                                 Title: President


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